EXHIBIT 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: June 12, 2009

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces the Purchase of Golf Brook and Sabal Park Apartments in Longwood, Florida with an Affiliated Joint Venture Partner

Louisville, KY (June 12, 2009) (NYSE Amex: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that it completed the acquisition of two multifamily properties with an affiliated joint venture partner. An executive officer of the Company’s managing general partner has a familial relationship with a member of the joint venture partner.

On April 10, 2009, the Company entered into an agreement to acquire Golf Brook Apartments (“Golf Brook”) and Sabal Park Apartments (“Sabal Park”), which are located in Longwood, Florida. On June 3, 2009, GB Central Holdings, LLC (“GB Central”) and SP Central Holdings, LLC (“SP Central”), both Delaware limited liability companies and wholly owned subsidiaries of the Company, entered into operating agreements with Pluris Property Fund I, L.P. (“PPFI”), an affiliated Delaware limited partnership, to form GB Longwood Properties, LLC (“GB Longwood”) and SP Longwood Properties, LLC (“SP Longwood”), respectively. On June 10, 2009, GB Central and SP Central entered into amended and restated operating agreements with PPFI to provide that GB Central and SP Central own 76.5% of the membership interests in GB Longwood and SP Longwood, respectively. GB Longwood and SP Longwood purchased the properties from 385 Golf Brook Circle Longwood, LLC and 302 Sabal Park Place Longwood, LLC, both Delaware limited liability companies, neither of which is affiliated with the Company. GB Central will serve as the sole manager of GB Longwood, and SP Central will serve as the sole manager of SP Longwood. GB Longwood and SP Longwood have appointed NTS Management Company, an affiliate of the Company, as the property manager for both properties.

Brian Lavin, the President and Chief Executive Officer of the Company’s managing general partner said, “NTS Development, an affiliate of the Company, developed both Sabal Park and Golf Brook in the late 1980s on behalf of some of the Company’s predecessor owners. The Company acquired both assets as part of going public in 2004 and subsequently sold them in 2006. We are very pleased to once again have this presence in the Orlando area apartment market. The economic conditions in central Florida have allowed us to reacquire these unparalleled assets at what we believe are very attractive entry values, permitting us to leverage the expertise our management team has shown on so many previous occasions since the Company went public.”

The Company and its joint venture partner paid an aggregate purchase price of $32.5 million to acquire Golf Brook and Sabal Park. A spokesperson for the Company indicated that the Company and its co-owner satisfied the purchase price for Golf Brook and Sabal Park with funds obtained from a non-recourse mortgage loan from a government-sponsored lender and from working capital.

About NTS Realty Holdings Limited Partnership

The Company directly, as a tenant in common with unaffiliated co-owners, or as a majority joint venture partner with an affiliate, currently owns twenty-four properties comprised of fourteen multifamily properties, seven office buildings and business centers and three retail properties. The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Cordova, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the NYSE – Amex platform under the trading symbol of “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 31, 2009, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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